Exhibit 21.1

List of Subsidiaries

NAME                                                    PERCENTAGE OWNERSHIP

K-Rad Consulting, LLC                                         100%
Med-Link USA, Inc.                                            100%
Western Media Acquisition Corp.
(formerly Western Media Sports Holdings, Inc.)                100%
Western Media Publishing Corporation                          100%
Med-Link VPN, Inc.                                            100%






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